As submitted to the Securities and Exchange Commission on December 6, 2024

Registration No. 333-273097

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to

FORM F-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

THE ROYALAND COMPANY LTD.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Bermuda	7372	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Clarendon House, 2 Church Street

Hamilton, Pembroke, HM11

Bermuda

+1 441 295 1422

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On June 30, 2023, The RoyaLand Company Ltd., a Bermuda exempted company with limited liability (the “Company”), filed a registration statement on Form F-1 (File No. 333-273097) (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”). The Registration Statement was originally declared effective by the SEC on May 20, 2024.

This Post-Effective Amendment No. 1 to the Registration Statement is being filed to incorporate by reference the Company’s Annual Report on Form 20-F for the fiscal year ended June 30, 2024 that was filed with the SEC on October 31, 2024 (the “Annual Report”) and the Company’s Reports on Form 6-K filed since June 30, 2024, and to make certain corresponding changes in the Registration Statement. No additional securities are being registered under this Post-Effective Amendment No. 1 to the Registration Statement and all applicable registration and filing fees were paid at the time of the initial filing of the Registration Statement.

For the avoidance of doubt, any offer of securities (within the meaning of the Prospectus Regulation (EU) 2017/1129 (the “Prospectus Regulation”)) contained in this prospectus is addressed to less than 150 natural or legal persons per member state of the European Union and accordingly, there is no legal obligation or requirement to publish this prospectus in the European Union in accordance with the provisions of the Prospectus Regulation.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 6, 2024

PRELIMINARY PROSPECTUS

The RoyaLand Company Ltd.

4,765,000 Class B Common Shares

This prospectus relates to the resale of up to 4,765,000 class B common shares, par value $0.0002 per share, or the Class B Common Shares, of The RoyaLand Company Ltd. that may be sold from time to time by the selling shareholders named in this prospectus, which includes:

●	3,515,000 Class B Common Shares held by the selling shareholders; and

●	1,250,000 Class B Common Shares issuable upon the exercise of warrants issued to the selling shareholders.

We will not receive any proceeds from the sales of outstanding Class B Common Shares by the selling shareholders.

Our Class B Common Shares are quoted on the OTCQB® Venture Market of OTC Markets Group, Inc., or OTCQB, under the symbol “RLNDF.” On November 15, 2024, the last reported sale price for our Class B Common Shares on OTCQB was $1.69 per share.

We have two classes of authorized common shares, class A common shares of par value $0.0002 each, or the Class A Common Shares, and Class B Common Shares. The rights of the holders of Class A Common Shares and Class B Common Shares are identical, except with respect to voting and conversion. Each Class A Common Share is entitled to twenty votes and is convertible into one Class B Common Share. Each Class B Common Share is entitled to one vote and is not convertible.

As of the date of this prospectus, Emanuele Filiberto di Savoia, our Chief Executive Officer and a member of our board of directors, held approximately 62.4% of the voting power of our outstanding share capital and therefore is our controlling shareholder.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, under applicable U.S. federal securities laws, and are eligible for reduced public company reporting requirements. See “Item 3.D. Risk Factors—Risks Related to the Ownership of Our Class B Common Shares—We will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and our shareholders could receive less information than they might expect to receive from more mature public companies.” in the Annual Report, which is incorporated by reference into this prospectus.

We are a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. See “Prospectus Summary—Implications of Being a Foreign Private Issuer.”

The selling shareholders may offer and sell the Class B Common Shares being offered by this prospectus from time to time in public or private transactions, or both. These sales will occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The selling shareholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders, the purchasers of the shares, or both. Any participating broker-dealers and any selling shareholders who are affiliates of broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such broker-dealer or affiliates of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933, as amended. The selling shareholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their Class B Common Shares. See “Plan of Distribution” for a more complete description of the ways in which the shares may be sold.

Investing in our securities involves a high degree of risk. Before buying any shares, you should carefully read the discussion of the material risks of investing in our securities under the heading “Risk Factors” beginning on page 7 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2024

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We have not authorized anyone to provide you with different information. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus, or any free writing prospectus, as the case may be, or any sale of Class B Common Shares.

We are incorporated under the laws of Bermuda. Under the rules of the U.S. Securities and Exchange Commission (the “SEC”), we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended. See “Prospectus Summary—Implications of Being a Foreign Private Issuer.”

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Class B Common Shares and the distribution of this prospectus outside the United States.

i

NOTES ON PROSPECTUS PRESENTATION

We are responsible for the information contained in this prospectus. Certain market data and other statistical information contained in this prospectus are based on information from independent industry organizations, publications, surveys and forecasts. Some market data and statistical information contained in this prospectus are also based on management’s estimates and calculations, which are derived from our review and interpretation of the independent sources listed above, our internal research and our knowledge of the video game industry. While we believe such information is reliable, we have not independently verified any third-party information and our internal data has not been verified by any independent source.

For the avoidance of doubt, any offer of securities (within the meaning of the Prospectus Regulation (EU) 2017/1129 (the “Prospectus Regulation”)) contained in this prospectus is addressed to less than 150 natural or legal persons per member state of the European Union and accordingly, there is no legal obligation or requirement to publish this prospectus in the European Union in accordance with the provisions of the Prospectus Regulation.

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks and trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable owner of these trademarks, service marks and trade names.

Throughout this prospectus, we refer to the following terms:

●	“RoyaLand,” “we,” “us,” “our,” “the Company,” or “our company” are to The RoyaLand Company Ltd., including its subsidiaries.

●	“Class A Common Shares” are to our Class A Common Shares, $0.0002 par value per share.

●	“Class B Common Shares” are to our Class B Common Shares, $0.0002 par value per share.

●	“Commission” or “SEC” are to the Securities and Exchange Commission.

●	“Divine Artifacts” are to the artifacts in the form of amazon, desert, earth, fire, forest, hybrid, ice, ocean, sky or underground that are derived from Queen Saël Demidea and exist within the Realm.

●	“Exchange Act” are to the Securities Exchange Act of 1934, as amended.

●	“MMORPG” are to massively multiplayer online role-playing games.

●	“myRoyal.World” are to our immersive, fantasy-based royalty-themed experience, both online, through TheRoyal.Land and our social media sites, and offline.

●	“OAPLT” are to OAPLT, a French joint stock company (société par actions simplifiée), which is our wholly-owned subsidiary.

●	“Realm” are to the world of TheRoyal.Land.

●	“RoyaLand Company” are to RoyaLand Company, a Nevada corporation, which is our wholly-owned subsidiary.

●	“Royal Court” are to the entourage of the Queen and King comprised of the nobility within the Realm.

●	“Royal Families” are to the royal families and families with legal, hereditary or historically based claims to royal positions in Italy, Russia, Albania, France, Bulgaria, Yugoslavia, Lesotho, and Mecklenburg.

●	“Securities Act” are to the Securities Act of 1933, as amended.

●	“Ten Lands” or “Lands” are to the ten regions within the Realm.

●	“Test of the Forge” or “Test” are to the test that those seeking royal status must pass by plunging a Divine Artifact in the “Forge,” a fiery hearth fueled by eternal flames that exists within the Realm.

●	“TheRoyal.Land” are to our mobile-first massively multiplayer online role-playing game which will have the character classes of “Queen,” “King,” “Duke,” “Duchess,” “Count,” “Countess,” “Marquis,” “Marquise,” “Baron,” “Baroness,” “Knight,” “Dame,” “Solider,” “Squire,” “Artisan,” “Farmer,” and “Prisoner” within the Realm and which are further defined under “Item 4. Information on the Company—B. Business Overview”.

●	“2023 Plan” are to The RoyaLand Company Ltd. 2023 Equity Incentive Plan approved by our board of directors on January 13, 2023, and ratified by the majority of our shareholders on February 6, 2023.

●	“$Royal” are to the currency used within the Realm.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our Class B Common Shares. You should carefully read the entire prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus, before making an investment decision. Some of the statements in this prospectus are forward-looking statements. See the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

In this prospectus, unless the context indicates otherwise, “we,” “us,” “our,” “our company,” “the Company,” “RoyaLand,” and similar references refer to The RoyaLand Company Ltd., an exempted company incorporated in Bermuda with limited liability, and its consolidated subsidiaries.

Our Company

Overview

RoyaLand is a Bermuda holding company focused on creating an online and offline immersive, fantasy-based royalty-themed experience called myRoyal.World, primarily centered around a mobile-first massively multiplayer online role-playing game, or MMORPG, called TheRoyal.Land. We are actively focused on developing what we believe to be a novel, interactive and immersive game based on a player-empowered design. We plan to build proprietary digital avatars and provide opportunities to players to earn in-game reward currency, build virtual land, and own their online assets while enhancing all of these features with what we consider to be premium incremental in-game content.

We are developing TheRoyal.Land and myRoyal.World in collaboration with our founder, the Monaco-based grandson of the last King of Italy, Emanuele Filiberto di Savoia, who claims the titles of His Royal Highness, Prince of Venice, and Prince of Piedmont and is also referred to in this prospectus as the hereditary “Prince of Italy.” In addition, with the support of and affiliation with seven other royal families and families with legal, hereditary or historically based claims to royal positions in Russia, Albania, France, Bulgaria, Yugoslavia, Lesotho, and Mecklenburg collectively referred to as the Royal Families, TheRoyal.Land is intended to deliver this unique past-meets-future entertainment experience.

We believe that TheRoyal.Land will introduce the first historically inspired monarchy-based MMORPG, founded by the Prince of Italy and reinforced by the Royal Families.

Our objective is to connect and engage with players from around the world through royalty-themed entertainment by becoming a worldwide leader in the development, publishing, and distribution of high-quality interactive entertainment content and services, as well as related media, that deliver engaging entertainment experiences to our network of connected players on a year-round basis. Players, in their selected roles, will represent every part of TheRoyal.Land society. From the Artisans that guide the skilled trades of old to the Knights and Squires that guard the Realm. From Prisoner to Prince, each role will hold specific purposes, abilities, skills, chances for advancement, and adventures.

We are currently in the development phase for TheRoyal.Land and myRoyal.World. On June 30, 2023, we entered into a project agreement with Neosperience S.p.A., or Neosperience, pursuant to which Neosperience will design and develop TheRoyal.Land using its proprietary technology. Neosperience plans to use its models to create complex and dynamic in-game environments and realistic and emotive characters and to assist with dynamically adjusting the difficulty level and game balance in real time based on player behavior and performance to keep the game challenging yet rewarding. For example, Neosperience’s technology is designed to imbue non-player characters, or NPCs, with various behaviors, which we believe makes them seem more lifelike and responsive thereby enhancing player immersion and creating a more engaging gameplay experience. Additionally, Neosperience intends to use advanced modeling and rendering techniques to create realistic player characters and NPCs that dynamically interact utilizing a full range of human-like emotions, reactions and movements giving them a depth of character which we believe is rarely seen in video games.

As of the date of this prospectus, the expected cost to ready the game for beta version release is approximately $500,000 to $1 million. The pre-production playable beta version of TheRoyal.Land is expected to be released by the end of the first quarter of calendar year 2025. Unforeseen delays in product development, turnover of resources and lack of capital may impact our delivery timeline. In addition, we have secured the domains, TheRoyaLand.online and TheRoyaLand.io, on which we expect to host TheRoyal.Land, and have finished website development for TheRoyal.Land. We are also in the early stages of discussions with media companies to develop myRoyal.World media assets for various streaming platforms. We plan to add additional internal resources to ensure the quality and timely delivery of TheRoyal.Land and myRoyal.World’s assets and experiences.

Our Historical Performance

The Company had cash of $261,476 and an accumulated deficit of $2,089,387 as of June 30, 2024. Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. Management has plans to seek additional capital through public offerings, including this offering, private equity offerings, debt financings, and government or other third-party funding. These plans, if successful, will mitigate the factors which raise substantial doubt about our ability to continue as a going concern.

Our Market Opportunity and Business Model

We believe that royal families and their societies remain of great interest to the public, as reflected in popular series with royalty-related themes such as “Downton Abbey” and “The Crown.” In our view, the passing in September 2022 of Her Majesty Queen Elizabeth II of England and the transition to her son, King Charles III, has also brought heightened attention and relevance to the royalty market. Additionally, we believe TheRoyal.Land is at the nexus of several expanding markets in the video games market, with worldwide revenue expected to grow to approximately $282.3 billion in 2024.

Through TheRoyal.Land, we are seeking to build a strong, established franchise through compelling content and expanding our community to reach as many consumers as possible by offering our content on multiple platforms, particularly mobile, the largest and fastest growing platform, and delivering compelling experiences across multiple business models (e.g., premium, free-to-play, subscription-based). We plan to derive revenue through business-to-consumer and business-to-business opportunities:

●	Consumers. We plan to derive revenue from selling premium accessories, such as unique skins, weapons, and tools, and access to more quests, missions, and areas within TheRoyal.Land, and from sales to players of plots of virtual land, buildings, and other structures in TheRoyal.Land, which is designed to replicate real-world venues and other related locations portrayed in TheRoyal.Land.

●	Businesses. We plan to derive revenue from working with other businesses to extend their brands inside TheRoyal.Land by offering in-game advertising and virtual land purchases, and we expect to develop further collaborative relationships with them.

Through myRoyal.World, we are seeking to partner with the Royal Families to jointly promote a royal experience by creating television shows and movies in collaboration with streaming platforms, offering TheRoyal.Land themed merchandise, and selling tickets to TheRoyal.Land based events.

Our Competitive Strengths

We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

●	Unique video game experience. We intend to provide authentic and unique royalty-based digital and physical products and experiences, including TheRoyal.Land, an MMORPG with experiences and fun game mechanics that immerse the player at any game stage, whether they are just starting or have already logged hundreds of hours of gameplay. TheRoyal.Land is being planned by the Royal Families to be an immersive, strategic, role-playing action game within a historically based setting.

●	Solid community. A game without a community has no future, which is why we are endeavoring to develop a stable game community and video game that connects game creators and game players. We believe an enthusiastic community will constantly improve the gaming experience. We envision the game creators and developers interacting with the players to continuously receive feedback so we can offer players a game that better meets our founders’ goals and the expectations of the players. We plan to enable players to communicate with each other, help each other, form coalitions, and elect the Queen or King for the game’s upcoming months/seasons.

●	Actual ownership. We plan to enable a player to be the owner of their avatar representing their digital identity utilizing traditional in-game purchase methods customary for MMORPGs.

Our Growth Strategies

The key elements of our strategy to expand our business include the following:

●	Utilizing the brands of the Royal Families. We plan to capitalize on the brand rights relating to the legacies of the Royal Families mentioned above, including any currently held royal titles, followers, and brands, by enabling them to transition to the virtual worlds we intend to create together.

●	Developing unique, player-owned, and tradeable avatars. We plan to create engaging, attractive, functional, and, ultimately, purchasable and tradable avatars for TheRoyal.Land for our players and community.

Implications of Being an Emerging Growth Company

Upon the completion of this offering, we will qualify as an “emerging growth company” under the Jumpstart Our Business Act of 2012, as amended, or the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, in the assessment of the emerging growth company’s internal control over financial reporting. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least $1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which could occur if the market value of our Class B Common Shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implications of Being a Foreign Private Issuer

Once the registration statement of which this prospectus is a part is declared effective by the U.S. Securities and Exchange Commission, or the SEC, we will become subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we will file certain reports with the SEC. As a foreign private issuer, we will not be subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we will be subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also will have four months after the end of each fiscal year to file our annual reports with the SEC and we will not be required to file current reports as frequently or promptly as U.S. domestic reporting companies. We also present our financial statements pursuant to International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, instead of pursuant to U.S. generally accepted accounting principles. Furthermore, our officers, directors and principal shareholders will be exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we will also not be subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. See “Item 16G. Corporate Governance” in the Annual Report for more information. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to U.S. domestic reporting companies.

Dual Class Structure

Under our bye-laws, we are authorized to issue two classes of common shares, Class A Common Shares and Class B Common Shares, and any number of classes of preference shares. Class A Common Shares are entitled to twenty votes per share on proposals requiring or requesting shareholder approval, and Class B Common Shares are entitled to one vote on any such matter. Class A Common Shares may be voluntarily converted into Class B Common Shares on a one-to-one basis. A transfer of Class A Common Shares will result in their automatic conversion into Class B Common Shares upon such transfer, except that the transfer of Class A Common Shares to another holder of Class A Common Shares will not result in such automatic conversion. Class B Common Shares are not convertible. Other than as to voting and conversion rights, Class A Common Shares and Class B Common Shares have the same rights and preferences and rank equally.

The selling shareholders named in this prospectus are offering Class B Common Shares. Emanuele Filiberto di Savoia, our founder, Chief Executive Officer and a member of our board of directors, owns 6,000,000 of our outstanding Class A Common Shares, which amounts to 120,000,000 votes. As of the date of this prospectus, there are 9,400,000 Class A Common Shares outstanding representing voting power of 188,000,000 votes, 4,475,000 Class B Common Shares outstanding representing voting power of 4,475,000 votes, and no preference shares outstanding. As a result, out of a total of 13,875,000 outstanding common shares representing total voting power of 192,475,000 votes, Mr. di Savoia controls approximately 62.4% of the voting power as of the date of this prospectus. This concentrated control may limit or preclude the ability of others to influence corporate matters including significant business decisions for the foreseeable future.

Our Corporate History and Structure

We were incorporated under the laws of Bermuda as The RoyaLand Company Ltd., an exempted company with limited liability, on October 18, 2022. On January 28, 2022, RoyaLand Company, a Nevada corporation, or RoyaLand Company, was formed, and subsequently conducted private placements of shares of Class B Common Stock, $0.001 par value per share, or the Class B Common Stock. On November 28, 2022, we acquired RoyaLand Company in a share exchange transaction in which its shareholders became our shareholders and RoyaLand Company became our wholly-owned subsidiary. OAPLT, a French joint stock company (société par actions simplifiée), or OAPLT, was formed on November 24, 2017. On November 29, 2022, OAPLT was acquired by us from its shareholders and became our wholly-owned subsidiary.

Our corporate address and registered office are located at c/o Conyers Corporate Services (Bermuda) Limited, Clarendon House, 2 Church Street, Hamilton, Pembroke, HM11, Bermuda. The phone number of our registered office is +1 441 295 1422.

Our agent for service of process in the United States is Cogency Global Inc.,122 East 42nd Street, 18th Floor, New York, NY 10168, (800) 221-0102.

Our website can be found at www.theroyaland.net. The information contained on our websites is not a part of this prospectus, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in our common shares.

The Offering

Class B Common Shares offered by the selling shareholders:

This prospectus relates to 4,765,000 Class B Common Shares that may be sold from time to time by the selling shareholders named in this prospectus, which includes:

•   3,515,000 Class B Common Shares held by the selling shareholders; and

•   1,250,000 Class B Common Shares issuable upon the exercise of warrants issued to the selling shareholders.

Shares outstanding(1):	9,400,000 Class A Common Shares and 4,475,000 Class B Common Shares.

Use of proceeds:	We will not receive any proceeds from the sales of outstanding Class B Common Shares by the selling shareholders.

Risk factors:	Investing in our Class B Common Shares involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 7 before deciding to invest in our Class B Common Shares.

Trading market:	Our Class B Common Shares are quoted on OTCQB under the symbol “RLNDF.”

(1)	The number of common shares outstanding immediately following this offering is based on 9,400,000 Class A Common Shares and 4,475,000 Class B Common Shares outstanding as of the date of this prospectus and excludes:

●	1,825,000 Class B Common Shares that are reserved for issuance under The RoyaLand Company Ltd. 2023 Equity Incentive Plan, or the 2023 Plan;

●	1,250,000 Class B Common Shares issuable upon exercise of outstanding warrants issued to private placement investors at an exercise price of $1.00 per share; and

●	113,750 Class B Common Shares issuable upon exercise of placement agent’s warrants.

Summary Consolidated Financial Information

The following summary historical financial information should be read in conjunction with our financial statements and related notes beginning on p. F-1 of the Annual Report and the information under “Item 5. Operating and Financial Review and Prospects” of the Annual Report, which are incorporated by reference herein.

Our summary financial data as of and for the fiscal years ended June 30, 2024 and 2023 are derived from our audited financial statements beginning on p. F-1 of the Annual Report, which are incorporated by reference herein. The summary financial information is only a summary and should be read in conjunction with the historical financial statements and related notes beginning on p. F-1 of the Annual Report, which are incorporated by reference herein.

All financial statements included in this prospectus are prepared and presented in accordance with IFRS. Our historical results for any period are not necessarily indicative of our future performance.

Statements of Operations Data	Year Ended June 30, 2024 (Successor)	% of Revenue	Period from November 29, 2022 to June 30, 2023 (Successor)	% of Revenue	Period from July 1, 2022 to November 28, 2022 (Predecessor)	% of Revenue
Revenue	$-	N/A	$-	N/A	$4,869	100%
Cost of revenue	-	N/A	-	N/A	-	-%
Impairment of goodwill	-	N/A	149,369	N/A	-	-%
Product research and development	413,532	N/A	-	N/A	-	-%
General and administrative expenses	600,021	N/A	500,368	N/A	7,144	147%
Operating loss	(1,013,553)	N/A	(649,737)	N/A	(2,275)	(47)%
Other income (expense)	(3,837)	N/A	1,986	N/A	(37)	-%
Loss before income taxes	(1,017,390)	N/A	(647,751)	N/A	(2,312)	(47)%
Provision for income taxes	-	N/A	-	N/A	-	-%
Net loss	$(1,017,390)	N/A	$(647,751)	N/A	$(2,312)	(47)%

	The RoyaLand Company Ltd. Period from November 29, 2022	RoyaLand Nevada Period from July 1, 2022 to November 28,	OAPLT Period from July 1, 2022 to November 28,	Pro Forma Combined Year Ended June 30, 2023 (Unaudited)
Statements of Operations Data	to June 30, 2023 (Successor)	2022 (Successor)	2022 (Predecessor)	Amount	% of Revenue
Revenue	-	-	4,869	4,869	100%
Cost of revenue	-	-	-	-	-
Impairment of goodwill	149,369	-	-	149,369	3,068%
General and administrative expenses	500,368	253,126	7,144	760,638	15,622%
Operating loss	(649,737)	(253,126)	(2,275)	(905,138)	(18,589)%
Other income (expense)	1,986		(37)	1,948	40%
Loss before income taxes	(647,751)	(253,126)	(2,312)	(903,190)	(18,549)%
Provision for income taxes	-	-	-	-	-
Net loss	(647,751)	(253,126)	(2,312)	(903,190)	(18,549)%

Balance Sheet Data	As of June 30, 2024 (Successor)	As of June 30, 2023 (Successor)
Cash (including cash in escrow)	$261,476	$134,543
Current assets	381,279	192,233
Total assets	381,279	192,233
Shareholders’ equity (deficit)	(13,360)	16,277
Current liabilities	394,639	175,956
Total liabilities	394,639	175,956
Total liabilities and shareholders’ deficit	$381,279	$192,233

RISK FACTORS

An investment in our Class B Common Shares involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, and the financial and other information set forth under “Item 3.D. Risk Factors” of the Annual Report, which is incorporated herein by reference, and in other filings we make with the SEC, before purchasing our Class B Common Shares. We have listed below (not necessarily in order of importance or probability of occurrence) what we believe to be the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable to us. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this prospectus and in the reports incorporated herein by reference, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Statement Regarding Forward-Looking Statements”.

Risks Related to This Offering

Raising additional capital may cause dilution to our shareholders, including purchasers of Class B Common Shares in this offering or restrict our operations.

Until such time, if ever, as we can generate substantial revenues, we expect to finance our cash needs through a combination of equity and/or debt financings and collaborations, licensing agreements or other strategic arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of such securities may include liquidation or other preferences that adversely affect your rights as a holder of our Class B Common Shares.

To the extent that we raise additional capital through debt financing, it would result in increased fixed payment obligations and a portion of our operating cash flows, if any, being dedicated to the payment of principal and interest on such indebtedness. In addition, debt financing may involve agreements that include restrictive covenants that impose operating restrictions, such as restrictions on the incurrence of additional debt, the making of certain capital expenditures or the declaration of dividends.

Sales of substantial amounts of our Class B Common Shares by the selling shareholders, or the perception that these sales could occur, could adversely affect the price of our Class B Common Shares.

The sale by the selling shareholders of a significant number of Class B Common Shares could have a material adverse effect on the market price of our Class B Common Shares. In addition, the perception in the public markets that the selling shareholders may sell all or a portion of their shares as a result of the registration of such shares pursuant to the Registration Statement could also in and of itself have a material adverse effect on the market price of our Class B Common Shares. We cannot predict the effect, if any, that market sales of those Class B Common Shares or the availability of those Class B Common Shares for sale will have on the market price of our Class B Common Shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” and “Risk Factors” in this prospectus and under “Item 3.D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospectus” of the Annual Report and may be contained in our future SEC reports. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	our projected revenues, profits, earnings and other estimated financial information;

●	our ability to secure additional funding necessary for the expansion of our business;

●	the growth of and competition trends in our industry;

●	our expectations regarding the popularity, demand for, and market acceptance of, our products and of our game;

●	our ability to maintain strong relationships with our customers, clients and service suppliers;

●	our ability and third parties’ abilities to protect intellectual property rights;

●	our expectation regarding the use of proceeds from this offering;

●	fluctuations in general economic and business conditions in the markets in which we operate; and

●	relevant government policies and regulations relating to our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus, in the Annual Report under “Item 3.D. Risk Factors”, and the risks detailed from time to time in our future SEC reports. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus forms a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Class B Common Shares by the selling shareholders.

The selling shareholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common shares. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the near future. We may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant, and will be subject to compliance with applicable laws. Under Bermuda law, a company may not declare or pay a dividend if there are reasonable grounds to believe that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due, or (ii) the realizable value of its assets would thereby be less than its liabilities. Under our bye-laws, each Class A Common Share and Class B Common Share will be entitled to dividends, pari passu, if, as and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preference shares. See also “Item 3.D. Risk Factors—Risks Related to the Ownership of Our Class B Common Shares— We have never paid cash dividends on our securities and do not intend to pay dividends for the foreseeable future.” in the Annual Report, which is incorporated by reference herein.

DESCRIPTION OF SHARE CAPITAL AND BYE-LAWS

General

The following is a description of the material terms of our bye-laws and memorandum of association as will be in effect upon the completion of this offering. The following description may not contain all of the information that is important to you and we therefore refer you to our bye-laws and memorandum of association, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

We are a Bermuda exempted company with limited liability. We are registered with the Registrar of Companies in Bermuda under registration number 202201824. We were incorporated on October 18, 2022, under the name The RoyaLand Company Ltd. Our registered office is located at c/o Conyers Corporate Services (Bermuda) Limited, Clarendon House, 2 Church Street, Hamilton HM11, Bermuda. Our affairs are governed by our memorandum of association and bye-laws and the Companies Act 1981 of Bermuda, or the Companies Act, and the common law of Bermuda.

The objects of our business are unrestricted, and the company has the capacity of a natural person. We can therefore undertake activities without restriction on our capacity.

A register of holders will be maintained in the United States by Transhare Corporation, who will serve as registrar and transfer agent. The authorized share capital of the Company currently consists of 20,000,000 Class A Common Shares of par value $0.0002 each, 430,000,000 Class B Common Shares of par value $0.0002 each, and 50,000,000 undesignated preference shares of par value $0.0002 each.

Pursuant to our bye-laws, subject to any resolution of the shareholders to the contrary, our board of directors is authorized to issue any of our authorized but unissued shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

As of the date of this prospectus, we have 9,400,000 Class A Common Shares, 4,475,000 Class B Common Shares, and no preference shares issued and outstanding.

Share Capital

Common Shares

General

All of our issued and outstanding common shares are fully paid and non-assessable. Certificates representing our issued and outstanding common shares are generally not issued and legal title to our issued shares is recorded in registered form in the register of members. Our issued and outstanding common shares consist of Class A Common Shares and Class B Common Shares. Holders of Class A Common Shares and Class B Common Shares have the same rights other than with respect to voting and conversion rights. Holders of our common shares have no preemptive, redemption, conversion or sinking fund rights (except as described below under the heading “—Conversion”). If we issue any preference shares, the rights, preferences and privileges of holders of our Class A Common Shares and Class B Common Shares will be subject to, and may be adversely affected by, the rights of the holders of such preference shares.

Dividends

The holders of our common shares will be entitled to such dividends as may be declared by our board of directors, subject to the Companies Act and our bye-laws. Dividends and other distributions on issued and outstanding shares may be paid out of the funds of the Company lawfully available for such purpose, subject to any preference of any issued and outstanding preference shares. Dividends and other distributions will be distributed among the holders of our common shares on a pro rata basis.

Under Bermuda law, we may not declare or pay any dividends if there are reasonable grounds for believing that (i) we are, or after the payment of such dividends would be, unable to pay our liabilities as they become due, or (ii) the realizable value of our assets would thereby be less than our liabilities. There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

Voting Rights

Under our bye-laws, each holder of Class A Common Shares is entitled to twenty (20) votes per Class A Common Share held and each holder of Class B Common Shares is entitled to one (1) vote per Class B common share held.

Under our bye-laws, the quorum required for a general meeting of shareholders to consider any resolution or take any action, including with respect to any meeting convened to consider or adopt a resolution required for an amalgamation or merger of the Company, is two or more persons present at the start of the meeting and representing in person or by proxy in excess of 50% of the total voting rights of all issued and outstanding shares in the Company.

Subject to the Companies Act and our bye-laws, to be passed at a general meeting of the Company, a resolution requires the affirmative vote of at least a majority of the votes cast at such meeting.

At any general meeting of the Company a resolution put to the vote of the meeting shall in the first instance be by a show of hands. A poll may be demanded by (i) the chairman of the meeting; (ii) at least three shareholders present or voting by proxy or (iii) one or more shareholders present or represented by proxy holding not less than one-tenth of the total voting rights of the shareholders holding all of the issued and outstanding Class A Common Shares and Class B Common Shares and any other shares of the Company or not less than one-tenth of the aggregate sum paid up on all issued and outstanding Class A Common Shares and Class B Common Shares and any other shares of the Company having the right to attend and vote.

Conversion

Each Class A Common Share is convertible into one Class B Common Share at any time at the option of the holder of such Class A Common Share. Any Class A Common Shares that are converted into Class B Common Shares may not be reissued. The disparate voting rights of our Class A Common Shares will not change upon transfer unless such Class A Common Shares are first converted into our Class B Common Shares. A transfer of Class A Common Shares will result in their automatic conversion into Class B Common Shares upon such transfer, except that the transfer of Class A Common Shares to another holder of Class A Common Shares will not result in such automatic conversion.

Variation of Rights

As a matter of Bermuda law, the holders of one class of shares may not vary the voting rights of such class of shares relative to another class of shares, without the approval of the holders of each other class of our voting shares then in issue. As such, if at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (i) with the consent in writing of the holders of three-fourths of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the relevant class of shareholders at which a quorum consisting of two persons at least holding or representing by proxy one-third of the issued shares of the class is present. In addition, as the rights attaching to any class of shares are set forth in our bye-laws, a resolution of a general meeting of the Company would generally be required to be passed to amend the bye-laws to vary such rights. For purposes of the Class A Common Shares or Class B Common Shares, the only rights specifically attaching to such shares that may be varied as described in this paragraph are the voting, dividend and liquidation rights.

Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other series of preference shares, to vary the rights attached to any other series of preference shares.

Transfer of Shares

Our board of directors may in its absolute discretion and without assigning any reason refuse to register the transfer of a share that is not fully paid. Our board of directors may also refuse to recognize an instrument of transfer of a share unless it is accompanied by the relevant share certificate and such other evidence of the transferor’s right to make the transfer as our board of directors shall reasonably require. Subject to these restrictions, a holder of common shares may transfer the title to all or any of its common shares by completing a form of transfer in the form set out in our bye-laws (or as near thereto as circumstances admit) or in such other common form as the board may accept. The instrument of transfer must be signed by the transferor and transferee, although in the case of a fully paid share our board of directors may accept the instrument signed only by the transferor.

Liquidation

In the event of our liquidation, dissolution or winding up, the holders of our Class A Common Shares and Class B Common Shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.

Election and Removal of Directors

Our bye-laws provide that our board of directors shall consist of such number of directors being not less than one director and not more than such maximum number of directors as the board of directors may from time to time determine.

Our bye-laws provide that only persons who are proposed or nominated in accordance with our bye-laws shall be eligible for election as directors. Any shareholder or the board of directors may propose any person for election as a director. Where any person, other than a director retiring at the meeting or a person proposed for re-election or election as a director by the board of directors, is to be proposed for election as a director, notice must be given to the Company of the intention to propose him and of his willingness to serve as a director. If a director is to be elected at an annual general meeting, such notice must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting or, in the event the annual general meeting is called for a date that is not 30 days before or after such anniversary, the notice must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made. If a director is to be elected at a special general meeting, such notice must be given not later than 10 days following the earlier of the date on which notice of the special general meeting was posted to shareholders or the date on which public disclosure of the date of the special general meeting was made.

Our bye-laws provide that shareholders entitled to vote for the election of directors may, at any special general meeting convened and held in accordance with our bye-laws, remove a director only with cause, provided that the notice of any such meeting convened for the purpose of removing a director shall contain a statement of the intention so to do and be served on such director not less than 14 days before the meeting and at such meeting the director shall be entitled to be heard on the motion for such director’s removal.

Proceedings of Board of Directors

Our bye-laws provide that our business is to be managed and conducted by our board of directors. Bermuda law permits individual and corporate directors and there is no requirement in our bye-laws or Bermuda law that directors hold any of our shares.

The remuneration of our directors is determined by our board of directors, and there is no requirement that a specified number or percentage of  “independent” directors must approve any such determination. Our directors may also be paid all travel, hotel and other expenses properly incurred by them in connection with our business or their duties as directors.

Provided a director discloses a direct or indirect interest in any contract or arrangement with us as required by Bermuda law, such director is entitled to vote in respect of any such contract or arrangement in which he or she is interested unless he or she is disqualified from voting by the chairman of the relevant board meeting.

Preference Shares

Pursuant to Bermuda law and our bye-laws, our board of directors may establish by resolution one or more series of preference shares in such number and with such designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board without any further shareholder approval. Such rights, preferences, powers and limitations could have the effect of discouraging an attempt to obtain control of the Company.

Share Options

On January 13, 2023, we adopted The RoyaLand Company Ltd. 2023 Equity Incentive Plan, or the 2023 Plan. The purpose of the 2023 Plan is to grant restricted share and share options to our officers, employees, directors, advisors and consultants. The maximum number of Class B Common Shares that may be issued pursuant to awards granted under the 2023 Plan will be 2,000,000 Class B Common Shares. Cancelled and forfeited share options and share awards may again become available for grant under the 2023 Plan. The 2023 Plan will expire on January 13, 2033. For further information, please see “Item 6.B. Compensation of Board Members and Executives—Equity Incentive Plan” in the Annual Report, which is incorporated by reference herein.

Capitalization of Profits and Reserves

Pursuant to our bye-laws, our board of directors may (i) capitalize any part of the amount of our share premium or other reserve accounts or any amount credited to our profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata (except in connection with the conversion of shares) to the shareholders; or (ii) capitalize any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by paying up in full, partly paid or nil paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

Meetings of Shareholders

Subject to the provisions of the Companies Act, the Company shall not be required to hold an annual general meeting in each year. Where the Company elects to hold an annual general meeting, such meeting shall be held at such time and place as the president or the chairman of the Company (if any) or any two directors or any director and the secretary or the board of directors shall appoint.

The president or the chairman of the Company (if any) or any two directors or any director and the secretary or the board of directors may convene a special general meeting whenever in their judgment such a meeting is necessary.

The quorum required for a general meeting of shareholders to consider any resolution or take any action is two or more persons present at the start of the meeting and representing in person or by proxy in excess of 50% of the total voting rights of all issued and outstanding shares in the Company.

Under Bermuda law, shareholders may, as set forth below and at their own expense (unless the company otherwise resolves), require the company to: (i) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution that the shareholders may properly move at the next annual general meeting; and/or (ii) circulate to all shareholders entitled to receive notice of any general meeting a statement (of not more than one thousand words) in respect of any matter referred to in the proposed resolution or any business to be conducted at such general meeting. The number of shareholders necessary for such a requisition is either: (i) any number of shareholders representing not less than 10% of the total voting rights of all shareholders entitled to vote at the meeting to which the requisition relates; or (ii) not less than 100 shareholders.

Certain Provisions of Bermuda Law

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of our common shares.

Consent under the Exchange Control Act 1972 (and its related regulations) has been requested from the Bermuda Monetary Authority for the issue and transfer of our Class B Common Shares to and between non-residents of Bermuda for exchange control purposes provided our Class B Common Shares become quoted on OTCQB. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust. We will take no notice of any trust applicable to any of our shares, whether or not we have been notified of such trust.

History of Securities Issuances

In the past three years, we have issued the following securities.

Private Placements

On August 12, 2022 and September 30, 2022, RoyaLand Company conducted private placements of shares of Class B Common Stock, and entered into certain subscription agreements with a number of (i) “accredited investors” as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws or (ii) non-U.S. persons made in compliance with the provisions of Regulation S promulgated under the Securities Act. Pursuant to the agreements, RoyaLand Company issued 2,000,000 shares of Class B Common Stock at $0.25 per share for a total of $500,000. The shares were subsequently exchanged for Class B Common Shares as described below under “—Share Exchange Agreements”. The Class B Common Shares that the private placement investors now hold as a result of these transactions are subject to certain lockup provisions until 180 days after the commencement of trading of our Class B Common Shares, subject to certain exceptions.

On March 3, 2023, March 28, 2023, May 4, 2023, June 30, 2023, July 14, 2023 and July 18, 2023, we conducted private placements of Class B Common Shares and entered into certain subscription agreements with a number of (i) accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws or (ii) non-U.S. persons made in compliance with the provisions of Regulation S promulgated under the Securities Act. Pursuant to the agreements, we issued 825,000 Class B Common Shares at $1.00 per share for a total of $825,000. The shares are subject to certain lockup provisions until 180 days after the commencement of trading of our Class B Common Shares, subject to certain exceptions. Boustead acted as placement agent in these private placements. Pursuant to our engagement letter agreement with Boustead, in addition to payments of a success fee of $57,750, or 7% of the total purchase price of the shares sold in the private placement, and a non-accountable expense allowance of $8,250, or 1% of the total purchase price of the shares sold in the private placement, we agreed to issue Boustead five-year warrants to purchase up to 57,750 Class B Common Shares in aggregate, exercisable on a cashless basis, with an exercise price of $1.00 per share, subject to adjustment.

On July 21, 2023, we conducted a private placement of units of securities, consisting of (i) one Class B Common Share and (ii) a three-year-term warrant to purchase 2.5 Class B Common Shares (the “Units”), and entered into certain subscription agreements with a number of (i) accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws or (ii) non-U.S. persons made in compliance with the provisions of Regulation S promulgated under the Securities Act. Pursuant to the agreements, we issued 500,000 Units at $1.00 per Unit for a total of $500,000. The Units are subject to certain lockup provisions until 180 days after the commencement of trading of our Class B Common Shares, subject to certain exceptions. Boustead acted as placement agent in this private placement. Pursuant to our engagement letter agreement with Boustead, in addition to payments of a success fee of $35,000, or 7% of the gross amount actually received by the Company in the private placement, and a non-accountable expense allowance of $5,000, or 1% of the gross amount actually received by the Company in the private placement, we agreed to issue Boustead five-year warrants to purchase up to 35,000 Class B Common Shares in aggregate, exercisable on a cashless basis, with an exercise price of $1.00 per share, subject to adjustment.

On March 8, 2024, April 17, 2024, and April 24, 2024, we conducted private placements of Class B Common Shares and entered into certain subscription agreements with a number of (i) accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws or (ii) non-U.S. persons made in compliance with the provisions of Regulation S promulgated under the Securities Act. Pursuant to the agreements, we issued 300,000 Class B Common Shares at $1.00 per share for a total of $300,000. The shares are subject to certain lockup provisions until 180 days after the commencement of trading of our Class B Common Shares, subject to certain exceptions. Boustead acted as placement agent in these private placements. Pursuant to our engagement letter agreement with Boustead, in addition to payments of a success fee of $21,000, or 7% of the total purchase price of the shares sold in the private placement, and a non-accountable expense allowance of $3,000, or 1% of the total purchase price of the shares sold in the private placement, we agreed to issue Boustead five-year warrants to purchase up to 21,000 Class B Common Shares in aggregate, exercisable on a cashless basis, with an exercise price of $1.00 per share, subject to adjustment.

Restricted Share Issuance Under Equity Incentive Plan

On May 31, 2023, we entered into advisor agreements with seven consultants, pursuant to which we issued 25,000 Class B Common Shares under the 2023 Plan as compensation for services, for a total issuance of 175,000 Class B Common Shares.

Founder Share Issuances

On January 28, 2022, RoyaLand Company issued 100,000 shares of common stock in connection with the incorporation of the RoyaLand Company, at an issue price of $0.001 per share, for a total consideration of $100. On March 1, 2022, the RoyaLand Company amended its articles of incorporation to authorize 300,000,000 shares of stock, consisting of (i) 250,000,000 shares of Common Stock, $0.001 par value per share, of which, 20,000,000 shares were designated Class A Common Stock, par value $0.001 per share, or the Class A Common Stock, and 230,000,000 shares were designated as Class B Common Stock, $0.001 par value per share, or the Class B Common Stock, and (ii) 50,000,000 shares of Preferred Stock, $0.001 par value per share; and effected a 100 to 1 forward stock split resulting in issued and outstanding shares of 6,500,000 of Class A Common Stock and 3,500,000 shares of Class B Common Stock.

The following table presents all of the shares owned before and after the forward stock split.

Shareholder	Common Stock Before Split	Class A Common Stock After Split	Class B Common Stock After Split	Aggregate Purchase Price Paid
Emanuele Filiberto di Savoia, Chief Executive Officer and Director	65,000	6,500,000	-	$65
Pinehurst Partners LLC (1)	25,000	-	2,500,000	$25
Jean-Claude Sindres, Chief Strategy and Creative Officer	10,000	-	1,000,000	$10

(1)	Pinehurst Partners LLC is a Colorado limited liability company, 100% owned by the Roth individual retirement account of Daniel Joseph McClory. Pinehurst Partners LLC’s managing member is Daniel Joseph McClory, our Executive Chairman and director. Daniel Joseph McClory is deemed to beneficially own the Class A Common Shares owned by Pinehurst Partners LLC and has sole voting and dispositive powers over its shares. Pinehurst Partners LLC’s business address is 6525 Gunpark Drive, Suite 370-103, Boulder, CO 80301.

On October 25, 2022, we issued 1,000,000 Class A Common Shares in connection with the incorporation of The RoyaLand Company Ltd., at an issue price of $0.0002 per share, for a total consideration of $200. All of the shares were sold to members of our board of directors, executive officers or their affiliates and beneficial owners of more than 5% of our outstanding share capital, in reliance upon (i) the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws, or (ii) the provisions of Regulation S promulgated under the Securities Act.

The following table presents the amounts of Class A Common Shares issued and aggregate purchase prices paid by the members of our board of directors, executive officers or their affiliates and beneficial owners of more than 5% of our outstanding share capital. The terms of these purchases were the same for all purchasers of our common shares.

Shareholder	Class A Common Shares	Aggregate Purchase Price Paid
Emanuele Filiberto di Savoia, Chief Executive Officer and Director	650,000	$130
Pinehurst Partners LLC (1)	250,000	$50
Jean-Claude Sindres, Chief Strategy and Creative Officer	100,000	$20

(1)	Pinehurst Partners LLC is a Colorado limited liability company, 100% owned by the Roth individual retirement account of Daniel Joseph McClory. Pinehurst Partners LLC’s managing member is Daniel Joseph McClory, our Executive Chairman and director. Daniel Joseph McClory is deemed to beneficially own the Class A Common Shares owned by Pinehurst Partners LLC and has sole voting and dispositive powers over its shares. Pinehurst Partners LLC’s business address is 6525 Gunpark Drive, Suite 370-103, Boulder, CO 80301.

Share Exchange Agreements

On November 28, 2022, we entered into a share exchange agreement with RoyaLand Company and its stockholders, pursuant to which all the stockholders of RoyaLand Company exchanged their shares for an equal number of shares in the Company, except for Emanuele Filiberto di Savoia, Pinehurst Partners, LLC, and Jean-Claude Sindres, who received the amount of shares they had in RoyaLand Company minus the amount of Company shares they subscribed for on October 25, 2022. As a result, the share exchange became effective under Nevada and Bermuda law, and RoyaLand Company became our wholly-owned subsidiary.

On November 29, 2022, we entered into a share purchase agreement as buyer with the shareholders of OAPLT as sellers, pursuant to which we purchased all of OAPLT’s share capital for cash of $132,988 and the option for the sellers to subscribe for up to 75,000 Class B Common Shares of the Company at a maximum price of $0.50 per share. As a result, the share purchase became effective under French law, and OAPLT became our wholly-owned subsidiary. On November 29, 2022, the sellers exercised their option to subscribe for 75,000 Class B Common Shares for $0.50 per share in reliance upon the provisions of Regulation S promulgated under the Securities Act.

Limitation of Liability and Indemnification of Directors and Officers

We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. We intend to enter into indemnification agreements with our directors and our executive officers which will provide, among other things, that we will indemnify our directors and executive officers against any liability brought against them by reason of their service as directors, except in cases where such liability arises from fraud, dishonesty, bad faith, gross negligence, willful default or willful misfeasance. Subject to Section 14 of the Securities Act, which renders void any waiver of the provisions of the Securities Act, our bye-laws provide that our shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of our directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. However, these bye-law provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. In order to attract and retain qualified directors and officers, we expect to purchase and maintain customary directors’ and officers’ liability insurance and other types of comparable insurance.

At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification would be required or permitted.

Listing

Our Class B Common Shares are quoted on the OTCQB under the symbol “RLNDF”.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares in the United States is Transhare Corporation, located at Bayside Center 1, 17755 US Highway 19N, Suite 140, Clearwater, Florida 33764. Transhare’s phone number is 303-662-1112 and its website is www.transhare.com.

MATERIAL UNITED STATES AND BERMUDA INCOME TAX CONSIDERATIONS

The following summary contains a description of material Bermuda and U.S. federal tax consequences of the acquisition, ownership and disposition of our Class B Common Shares. This summary should not be considered a comprehensive description of all the tax considerations that may be relevant to the decision to acquire Class B Common Shares in this offering. Potential investors should consult their tax advisers regarding the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of our common shares in their particular circumstances.

Bermuda Tax Considerations

At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our common shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda.

U.S. Federal Income Taxation Considerations

The following discussion describes the material U.S. federal income tax consequences relating to the ownership and disposition of our common shares by U.S. Holders (as defined below). This discussion applies to U.S. Holders that purchase our common shares pursuant to this prospectus and hold such common shares as capital assets. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as certain financial institutions, insurance companies, currency or securities dealers, traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, persons who hold our common shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment, persons that have a “functional currency” other than the U.S. dollar, persons that own directly, indirectly or through attribution 10% or more of the voting power of our shares, corporations that accumulate earnings to avoid U.S. federal income tax, persons subject to special tax accounting rules under Section 451(b) of the Code, partnerships and other pass-through entities, and investors in such pass-through entities). This discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift or alternative minimum tax consequences.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of our common shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (y) that has elected under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common shares, the U.S. federal income tax consequences relating to an investment in our common shares will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the purchase, ownership and disposition of our common shares. Persons considering an investment in our common shares should consult their own tax advisors as to the particular tax consequences applicable to them relating to the purchase, ownership and disposition of our common shares, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Passive Foreign Investment Company Consequences

In general, a corporation organized outside the United States will be treated as a passive foreign investment company, or PFIC, for any taxable year in which either (1) at least 75% of its gross income is “passive income” or (2) on average at least 50% of its assets, determined on a quarterly basis, are assets that produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents, and gains from the sale or exchange of property that gives rise to passive income. Assets that produce or are held for the production of passive income generally include cash, even if held as working capital or raised in a public offering, marketable securities, and other assets that may produce passive income. Generally, in determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

Because PFIC status is determined on an annual basis and generally cannot be determined until the end of the taxable year, there can be no assurance that we will not be a PFIC for the current taxable year, ending June 30, 2023. Because we may continue to hold a substantial amount of cash and cash equivalents, and because the calculation of the value of our assets may be based in part on the value of our common shares, which may fluctuate considerably, we may be a PFIC in future taxable years. Even if we determine that we are not a PFIC for a taxable year, there can be no assurance that the IRS will agree with our conclusion and that the IRS would not successfully challenge our position. Our status as a PFIC is a fact-intensive determination made on an annual basis.

If we are a PFIC in any taxable year during which a U.S. Holder owns our common shares, the U.S. Holder could be liable for additional taxes and interest charges under the “PFIC excess distribution regime” upon (1) a distribution paid during a taxable year that is greater than 125% of the average annual distributions paid in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for our common shares, and (2) any gain recognized on a sale, exchange or other disposition, including a pledge, of our common shares, whether or not we continue to be a PFIC. Under the PFIC excess distribution regime, the tax on such distribution or gain would be determined by allocating the distribution or gain ratably over the U.S. Holder’s holding period for our common shares. The amount allocated to the current taxable year (i.e., the year in which the distribution occurs or the gain is recognized) and any year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates in effect for individuals or corporations, as applicable, to ordinary income for each such taxable year, and an interest charge, generally applicable to underpayments of tax, will be added to the tax.

If we are a PFIC for any year during which a U.S. Holder holds our common shares, that U.S. Holder must generally continue to treat us as a PFIC for all succeeding years during which the U.S. Holder holds our common shares, unless we cease to meet the requirements for PFIC status and the U.S. Holder makes a “deemed sale” election with respect to our common shares. If the election is made, the U.S. Holder will be deemed to sell our common shares it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain recognized from such deemed sale would be taxed under the PFIC excess distribution regime. After the deemed sale election, the U.S. Holder’s common shares would not be treated as shares of a PFIC unless we subsequently again become a PFIC.

If we are a PFIC for any taxable year during which a U.S. Holder holds our common shares and one of our non-U.S. corporate subsidiaries is also a PFIC (i.e., a lower-tier PFIC), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be taxed under the PFIC excess distribution regime on distributions by the lower-tier PFIC and on gain from the disposition of shares of the lower-tier PFIC even though such U.S. Holder would not receive the proceeds of those distributions or dispositions. U.S. Holders are advised to consult their tax advisors regarding the application of the PFIC rules to our non-U.S. subsidiaries.

If we are a PFIC, a U.S. Holder will not be subject to tax under the PFIC excess distribution regime on distributions or gain recognized on our common shares if such U.S. Holder makes a valid “mark-to-market” election for our common shares. A mark-to-market election is available to a U.S. Holder only for “marketable stock”.

Our common shares will be marketable stock so long as they remain listed on Cboe and are regularly traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. If a mark-to-market election is in effect, a U.S. Holder generally would take into account, as ordinary income each year, the excess of the fair market value of our common shares held at the end of such taxable year over the adjusted tax basis of such common shares. The U.S. Holder would also take into account, as an ordinary loss each year, the excess of the adjusted tax basis of such our common shares over their fair market value at the end of the taxable year, but only to the extent of the excess of amounts previously included in income over ordinary losses deducted as a result of the mark-to-market election. The U.S. Holder’s tax basis in our common shares would be adjusted to reflect any income or loss recognized as a result of the mark-to-market election. Any gain from a sale, exchange or other disposition of our common shares in any taxable year in which we are a PFIC would be treated as ordinary income and any loss from such sale, exchange or other disposition would be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as capital loss.

A mark-to-market election will not apply to our common shares for any taxable year during which we are not a PFIC, but it will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such an election will not apply to any non-U.S. subsidiaries that we may organize or acquire in the future. Accordingly, a U.S. Holder may continue to be subject to tax under the PFIC excess distribution regime with respect to any lower-tier PFICs that we may organize or acquire in the future notwithstanding the U.S. Holder’s mark-to-market election for our common shares.

The tax consequences that would apply if we are or become a PFIC would also be different from those described above if a U.S. Holder were able to make a valid qualified electing fund, or QEF, election. At this time, we do not expect to provide U.S. Holders with the information necessary for a U.S. Holder to make a QEF election. Consequently, prospective investors should assume that a QEF election will not be available.

U.S. persons who are investors in a PFIC are generally required to file an annual information return on IRS Form 8621 containing such information as the U.S. Treasury Department may require. The failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax.

The U.S. federal income tax rules relating to PFICs are very complex. Prospective U.S. investors are strongly urged to consult their own tax advisors with respect to the impact of PFIC status on the purchase, ownership and disposition of our common shares, the consequences to them of an investment in a PFIC, any elections available with respect to our common shares and the IRS information reporting obligations with respect to the purchase, ownership and disposition of the common shares of a PFIC.

Distributions

Subject to the discussion above under “—Passive Foreign Investment Company Consequences”, a U.S. Holder that receives a distribution with respect to our common shares generally will be required to include the gross amount of such distribution in gross income as a dividend when actually or constructively received to the extent of the U.S. Holder’s pro rata share of our current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent a distribution received by a U.S. Holder is not a dividend because it exceeds the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital and reduce (but not below zero) the adjusted tax basis of the U.S. Holder’s common shares. To the extent the non-dividend portion of the distribution exceeds the adjusted tax basis of the U.S. Holder’s common shares, the remainder will be taxed as capital gain. Because we may not account for our earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should expect all distributions to be reported to them as dividends. Distributions on our common shares that are treated as dividends generally will constitute income from sources outside the United States for foreign tax credit purposes and generally will constitute passive category income. Such dividends will not be eligible for the “dividends received” deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations.

Dividends paid by a “qualified foreign corporation” are eligible for taxation for certain non-corporate U.S. Holders at a reduced capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain requirements are met. However, if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year (see discussion above under “—Passive Foreign Investment Company Consequences”), we will not be treated as a qualified foreign corporation, and therefore the reduced capital gains tax rate described above will not apply. Each U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate on dividends with regard to its particular circumstances.

A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the U.S. Secretary of the Treasury determines is satisfactory for purposes of this provision and which includes an exchange of information provision, or (b) with respect to any dividend it pays on common shares that are readily tradable on an established securities market in the United States. No treaty exists between the United States and Bermuda that satisfies condition (a). However, subject to the discussion above under “—Passive Foreign Investment Company Consequences,” we believe that so long as our common shares are readily tradable on Cboe, which is an established market in the United States, we will be a qualified foreign corporation and any dividends that we pay will be “qualified dividend income” in the hands of individual U.S. Holders, provided that certain conditions are met, including holding period and the absence of certain risk reduction transactions.

Sale, Exchange or Other Disposition of Our Common Shares

Subject to the discussion above under “—Passive Foreign Investment Company Consequences”, a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other taxable disposition of our common shares in an amount equal to the difference, if any, between the amount realized (i.e., the amount of cash plus the fair market value of any property received) on the sale, exchange or other taxable disposition and such U.S. Holder’s adjusted tax basis in our common shares. Such capital gain or loss generally will be long-term capital gain taxable at a reduced rate for noncorporate U.S. Holders or long-term capital loss if, on the date of sale, exchange or other taxable disposition, our common shares were held by the U.S. Holder for more than one year. Any capital gain of a non-corporate U.S. Holder that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized from the sale or other disposition of our common shares will generally be treated as gain or loss from sources within the United States for U.S. foreign tax credit purposes.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of our common shares. If you are a United States person that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of this Medicare tax to your income and gains in respect of your investment in our common shares.

Information Reporting

U.S. Holders may be required to file certain U.S. information reporting returns with the IRS with respect to an investment in our common shares, including, among others, IRS Form 8938, Statement of Specified Foreign Financial Assets. As described above under “—Passive Foreign Investment Company Consequences,” each U.S. Holder who is a shareholder of a PFIC must file an annual report containing certain information. U.S. Holders paying more than $100,000 to acquire our common shares are required to file IRS Form 926, Return by a U.S. Transferor of Property to a Foreign Corporation, reporting this payment. Substantial penalties may be imposed upon a U.S. Holder that fails to comply with the required information reporting.

U.S. Holders should consult their own tax advisors regarding the information reporting rules.

ALL PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS ABOUT THE TAX CONSEQUENCES TO THEM OF AN INVESTMENT IN OUR COMMON SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated as an exempted company with limited liability pursuant to the laws of Bermuda. Some of our directors and officers reside outside of the United States. Service of process upon such persons may be difficult or impossible to effect within the United States. Furthermore, because most of our assets, and most of the assets of our directors and officers, are located outside of the United States, any judgment obtained in the United States, including a judgment based upon the civil liability provisions of United States federal securities laws, against us or any of such persons may not be collectible within the United States.

We have been advised that there is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be automatically enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to Bermuda public policy. We have been advised that an action brought pursuant to a U.S. public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda court. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court, as they would be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

Our agent for service of process in the United States is Cogency Global Inc.,122 East 42nd Street, 18th Floor, New York, NY 10168, (800) 221-0102.

SELLING SHAREHOLDERS

We are registering the Class B Common Shares in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of these securities or as otherwise disclosed below, the selling shareholders have not had any position, office, or other material relationship with us or any of our predecessors or affiliates within the past three years, and based on the information provided to us by the selling shareholders, no selling shareholder is a broker-dealer or an affiliate of a broker-dealer.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any common shares that such person or any member of such group has the right to acquire within sixty (60) days of the date of this prospectus. For purposes of computing the percentage of outstanding Class B Common Shares held by each person or group of persons named below, any shares that such person or persons has the right to acquire within sixty (60) days of the date of this prospectus are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the Class B Common Shares by each of the selling shareholders. The second column lists the number of Class B Common Shares beneficially owned by each selling shareholder, based on its ownership of Class B Common Shares and the exercise prior to or upon the consummation of the Company’s initial public offering of the warrants issued to the selling shareholders, without regard to any limitations on conversions and exercises. The third column lists the Class B Common Shares being offered by this prospectus by the selling shareholders.

The selling shareholders can offer all, some or none of their Class B Common Shares. See “Plan of Distribution.” We therefore have no way of determining the number of Class B Common Shares each selling shareholder will hold after this offering. Therefore, the fourth and fifth columns assume that each selling shareholder will sell all Class B Common Shares covered by this prospectus.

Unless otherwise indicated, the address of each selling shareholder listed in the table below is c/o our company, The RoyaLand Company Ltd., Clarendon House, 2 Church Street, Hamilton, Pembroke, HM11, Bermuda.

	Class B Common Shares Beneficially Owned Prior to this		Number of Shares Being	Class B Common Shares Beneficially Owned After this Offering
Name of Selling Shareholder	Offering		Offered	Shares	Percent(1)
Arturo Barone	300,000		300,000	—	—
BaseStones, Inc.(2)	320,000		320,000	—	—
Chris Etherington	90,000	(3)	45,000	—	—
GMS Sovereign Plus Fund SPC Ltd.(4)	250,000		250,000	—	—
Grant McClory	225,000		225,000	—	—
Keith Moore Consulting, Inc.(5)	200,000		200,000	—	—
Latigo Partners, LLC(6)	445,000		445,000	—	—
Mark Olivier	45,000		45,000	—	—
Michael Gatto and Danielle Gatto	25,000		25,000	—	—
Neurosciences Research International – FZCO(7)	100,000		50,000	50,000	*
Pierce McClory	180,000		180,000	—	—
Shaye McClory	180,000		180,000	—	—
Varkes Churukian	45,000		45,000	—	—
Wing Kai Lam	645,000	(8)	645,000	—	—
Clayton Adams	25,000		25,000	—	—
John Dodero	45,000		45,000	—	—
Oleta Investments, LLC(9)	45,000		45,000	—	—
Adewale Adegbenro	200,000		200,000	—	—
Michael T. Rich Jr.	25,000		25,000	—	—
Louis Sanzo	25,000		25,000	—	—
Neosperience S.p.A.(10)	125,000		125,000	—	—
Eternal Horizon International Company Limited(11)	632,500	(12)	632,500	—	—
Rui Wu	637,500	(13)	637,500	—	—
Brian Doubleday	5,000		5,000	—	—
Chloe Churukian	5,000		5,000	—	—
Hrag Churukian	5,000		5,000	—	—
John Nicholson	5,000		5,000	—	—
Jonathan Dodero	5,000		5,000	—	—
Joseph Pryle	5,000		5,000	—	—
Michael Webb	5,000		5,000	—	—
Nareg Churukian	5,000		5,000	—	—
One10 Food Sciences Pte. Ltd.(14)	5,000		5,000	—	—
Samia Cheema	5,000		5,000	—	—

*	Less than 1%

(1)	Applicable percentage ownership after this offering is based on 4,475,000 Class B Common Shares deemed to be outstanding as of the date of this prospectus. As noted above, for purposes of computing percentage ownership after this offering, we have assumed that any Class B Common Shares being offered will be sold in this offering, and any Class B Common Shares issuable upon exercise of a warrant that are being offered will be sold immediately following the exercise of the warrant under which such Class B Common Shares are issuable.

(2)	Mohammad Ansari has sole voting and dispositive power over the shares held by BaseStones, Inc. BaseStones, Inc.’s business address is 1901 Avenue of the Stars, #200, Los Angeles, CA 90067, USA.

(3)	Consists of (i) 45,000 Class B Common Shares held by Chris Etherington; and (ii) 45,000 Class B Common Shares held by Oleta Investments, LLC, of which Mr. Etherington has sole voting and dispositive power.

(4)	Sukru Evrengun and Angelo Galli have shared voting and dispositive powers over shares held by GMS Sovereign Plus Fund SPC Ltd. GMS Sovereign Plus Fund SPC Ltd.’s business address is Sea Meadow House, PO Box 116, Road Town, British Virgin Islands.

(5)	Keith C. Moore has sole voting and dispositive power over the shares held by Keith C Moore Consulting, Inc. Keith C. Moore is the Chief Executive Officer of Boustead Securities, LLC, a broker-dealer which was engaged by the Company to act as placement agent and financial advisor. Keith C Moore Consulting, Inc. purchased its Class B Common Shares in the ordinary course of business, and at the time of the purchase of such shares, had no agreements or understandings, directly or indirectly, with any person to distribute the Class B Common Shares. Keith C Moore Consulting, Inc.’s business address is 318 N Carson St, Suite 208, Carson City, NV 89701, USA.

(6)	Keith C. Moore has sole voting and dispositive power over the shares held by Latigo Partners, LLC. Keith C. Moore is the Chief Executive Officer of Boustead Securities, LLC, a broker-dealer which was engaged by the Company to act as placement agent and financial advisor. Latigo Partners, LLC purchased its Class B Common Shares in the ordinary course of business, and at the time of the purchase of such shares, had no agreements or understandings, directly or indirectly, with any person to distribute the Class B Common Shares. Latigo Partners, LLC’s business address is 318 N Carson St, Suite 208, Carson City, NV 89701, USA.

(7)	David Lefrançois has sole voting and dispositive power over the shares held by Neurosciences Research International – FZCO. Neurosciences Research International – FZCO’s business address is WHP2-Block-A Commercial, Saih Shuaib 3, Dubai, UAE.

(8)	Consists of (i) 270,000 Class B Common Shares and (ii) 375,000 Class B Common Shares issuable upon exercise of a warrant.

(9)	Chris Etherington has sole voting and dispositive powers over the shares held by Oleta Investments, LLC. Oleta Investments, LLC’s business address is 318 N Carson Street, Suite 208, Carson City, NV 89701, USA.

(10)	Neosperience S.p.A. is a widely held public company listed on the Euronext Growth Milan segment of the Italian Stock Exchange (NSP.MI). As of June 30, 2023, Neos S.r.l. owned approximately 31.7% of Neosperience S.p.A.’s share capital. Neosperience S.p.A.’s business address is Via Orzinuovi, 20, 25125 Brescia, Italy.

(11)	Jie Xu has sole voting and dispositive power over the shares held by Eternal Horizon International Company Limited. Eternal Horizon International Company Limited’s business address is 30 de Castro St, PO Box 4518, Wickams Cay, British Virgin Islands.

(12)	Consists of (i) 195,000 Class B Common Shares and (ii) 437,500 Class B Common Shares issuable upon exercise of a warrant.

(13)	Consists of (i) 200,000 Class B Common Shares and (ii) 437,500 Class B Common Shares issuable upon exercise of a warrant.

(14)	Eric Nagel has sole voting and dispositive power over the shares held by One10 Food Sciences Pte. Ltd. One10 Food Sciences Pte. Ltd.’s business address is 3 Temasek Ave, 18F Centennial Tower, 039190, Singapore.

PLAN OF DISTRIBUTION

Each selling shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales will occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended, or the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Rule 2121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”); and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The resale securities covered hereby will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Class B Common Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Class B Common Shares by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of our total expenses, which are expected to be incurred in connection with the securities being registered hereby. With the exception of the SEC registration fee, all amounts are estimates.

Amount
SEC registration fee	$525.10
Accounting fees and expenses	10,000.00
Legal fees and expenses	30,000.00
Printing fees and expenses	5,000.00
Miscellaneous	4,474.90
TOTAL	$50,000.00

LEGAL MATTERS

The validity of the Class B Common Shares offered in this offering and certain other legal matters as to Bermuda law will be passed upon for us by Conyers Dill & Pearman Limited.

EXPERTS

The audited consolidated financial statements of the Company appearing in the Annual Report, which are incorporated by reference herein, have been audited by TAAD LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference and has been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing. The offices of TAAD LLP are located at 20955 Pathfinder Rd, Suite 370, Diamond Bar, CA 91765.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules, under the Securities Act with respect to the common shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and the common shares.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov. Additionally, we will make these filings available, free of charge, on our website at www.theroyaland.net as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INFORMATION INCORPORATED BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be a part of this prospectus and any accompanying prospectus supplement. The documents listed below are incorporated by reference:

●	our Annual Report on Form 20-F for the fiscal year ended June 30, 2024, filed with the SEC on October 31, 2024;

●	our Report on Form 6-K, filed with the SEC on November 15, 2024; and

●	the description of the Class B Common Shares contained in the Company’s Registration Statement on Form 8-A (File No. 000-56699), filed with the SEC on October 10, 2024, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement made in this prospectus or in a document incorporated by reference into this prospectus or any prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be directed to The RoyaLand Company Ltd., Attn: Secretary, Clarendon House, 2 Church Street, Hamilton, Pembroke, HM11, Bermuda, or by calling us at +1 441 295 1422.

4,765,000 Shares

The Royaland company LTD.

Class B Common Shares

PROSPECTUS

                                , 2024

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Section 98 of the Companies Act provides generally that a Bermuda company may exempt or indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

Provisions in the Company bye-laws provide that it shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The Company bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the Company, against any of the Company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. However, these bye-law provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Section 98A of the Companies Act permits the Company to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not the Company may otherwise indemnify such officer or director.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Company bye-laws, agreement, vote of shareholders or disinterested directors or otherwise.

The Company expects to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that it may make to such directors and officers.

The Company, in the future, intends to enter into indemnification agreements with its directors and executive officers. These agreements will require the Company to indemnify these individuals to the fullest extent permitted under Bermuda law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

In the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act.

On August 12, 2022 and September 30, 2022, RoyaLand Company conducted private placements of shares of Class B Common Stock, and entered into certain subscription agreements with a number of (i) “accredited investors” as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder or (ii) non-U.S. persons made in compliance with the provisions of Regulation S promulgated under the Securities Act. Pursuant to the agreements, RoyaLand Company issued 2,000,000 shares of Class B Common Stock at $0.25 per share for a total of $500,000. The shares were subsequently exchanged for Class B Common Shares as described below. The Class B Common Shares that the private placement investors now hold as a result of these transactions are subject to certain lockup provisions until 180 days after the commencement of trading of our Class B Common Shares, subject to certain exceptions.

On January 28, 2022, RoyaLand Company issued 100,000 shares of common stock in connection with the incorporation of the RoyaLand Company, at an issue price of $0.001 per share, for a total consideration of $100. On March 1, 2022, the RoyaLand Company amended its articles of incorporation to authorize 300,000,000 shares of stock, consisting of (i) 250,000,000 shares of Common Stock, $0.001 par value per share, of which, 20,000,000 shares were designated Class A Common Stock, par value $0.001 per share, or the Class A Common Stock, and 230,000,000 shares were designated as Class B Common Stock, $0.001 par value per share, or the Class B Common Stock, and (ii) 50,000,000 shares of Preferred Stock, $0.001 par value per share; and effected a 100 to 1 forward stock split resulting in issued and outstanding shares of 6,500,000 of Class A Common Stock and 3,500,000 shares of Class B Common Stock.

The following table presents all of the shares owned before and after the forward stock split.

Shareholder	Common Stock Before Split	Class A Common Stock After Split	Class B Common Stock After Split	Aggregate Purchase Price Paid
Emanuele Filiberto di Savoia, Chief Executive Officer and Director	65,000	6,500,000	-	$65
Pinehurst Partners LLC (1)	25,000	-	2,500,000	$25
Jean-Claude Sindres, Chief Strategy and Creative Officer	10,000	-	1,000,000	$10

(1) Pinehurst Partners LLC is a Colorado limited liability company, 100% owned by the Roth individual retirement account of Daniel Joseph McClory. Pinehurst Partners LLC’s managing member is Daniel Joseph McClory, our Executive Chairman and director. Daniel Joseph McClory is deemed to beneficially own the Class A Common Shares owned by Pinehurst Partners LLC and has sole voting and dispositive powers over its shares. Pinehurst Partners LLC’s business address is 6525 Gunpark Drive, Suite 370-103, Boulder, CO 80301.

On October 25, 2022, we issued 1,000,000 Class A Common Shares in connection with the incorporation of The RoyaLand Company Ltd., at an issue price of $0.0002 per share, for a total consideration of $200. All of the shares were sold to members of our board of directors, executive officers or their affiliates and beneficial owners of more than 5% of our outstanding share capital.

The following table presents the amounts of Class A Common Shares issued and aggregate purchase prices paid by the members of our board of directors, executive officers or their affiliates and beneficial owners of more than 5% of our outstanding share capital. The terms of these purchases were the same for all purchasers of our common shares.

Shareholder	Class A Common Shares	Aggregate Purchase Price Paid
Emanuele Filiberto di Savoia, Chief Executive Officer and Director	650,000	$130
Pinehurst Partners LLC (1)	250,000	$50
Jean-Claude Sindres, Chief Strategy and Creative Officer	100,000	$20

(1) Pinehurst Partners LLC is a Colorado limited liability company, 100% owned by the Roth individual retirement account of Daniel Joseph McClory. Pinehurst Partners LLC’s managing member is Daniel Joseph McClory, our Executive Chairman and director. Daniel Joseph McClory is deemed to beneficially own the Class A Common Shares owned by Pinehurst Partners LLC and has sole voting and dispositive powers over its shares. Pinehurst Partners LLC’s business address is 6525 Gunpark Drive, Suite 370-103, Boulder, CO 80301.

On November 28, 2022, we entered into a share exchange agreement with RoyaLand Company and its stockholders, pursuant to which all the stockholders of RoyaLand Company exchanged their shares for an equal number of shares in the Company, except for Emanuele Filiberto di Savoia, Pinehurst Partners, LLC, and Jean-Claude Sindres, who received the amount of shares they had in RoyaLand Company minus the amount of Company shares they subscribed for on October 25, 2022. As a result, the share exchange became effective under Nevada and Bermuda law, and RoyaLand Company became our wholly-owned subsidiary.

On November 29, 2022, we entered into a share purchase agreement as buyer with the shareholders of OAPLT as sellers, pursuant to which we purchased all of OAPLT’s share capital for cash of $132,988 and the option for the sellers to subscribe for up to 75,000 Class B Common Shares of the Company at a maximum price of $0.50 per share. As a result, the share purchase became effective under French law, and OAPLT became our wholly-owned subsidiary. On November 29, 2022, the sellers exercised their option to subscribe for 75,000 Class B Common Shares for $0.50 per share in reliance upon the provisions of Regulation S promulgated under the Securities Act.

On March 3, 2023, March 28, 2023, May 4, 2023, June 30, 2023, July 14, 2023 and July 18, 2023, we conducted private placements of Class B Common Shares and entered into certain subscription agreements with a number of (i) accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws or (ii) non-U.S. persons made in compliance with the provisions of Regulation S promulgated under the Securities Act. Pursuant to the agreements, we issued 825,000 Class B Common Shares at $1.00 per share for a total of $825,000. The shares are subject to certain lockup provisions until 180 days after the commencement of trading of our Class B Common Shares, subject to certain exceptions. Boustead Securities, LLC, or Boustead, acted as placement agent in these private placements. Pursuant to our engagement letter agreement with Boustead, in addition to payments of a success fee of $57,750, or 7% of the total purchase price of the shares sold in the private placement, and a non-accountable expense allowance of $8,250, or 1% of the total purchase price of the shares sold in the private placement, we agreed to issue Boustead five-year warrants to purchase up to 57,750 Class B Common Shares in aggregate, exercisable on a cashless basis, with an exercise price of $1.00 per share, subject to adjustment.

On May 31, 2023, we entered into advisor agreements with seven consultants, pursuant to which we issued 25,000 Class B Common Shares under the 2023 Plan as compensation for services, for a total issuance of 175,000 Class B Common Shares.

On July 21, 2023, we conducted a private placement of units of securities, consisting of (i) one Class B Common Share and (ii) a three-year-term warrant to purchase 2.5 Class B Common Shares (the “Units”), and entered into certain subscription agreements with a number of (i) accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws or (ii) non-U.S. persons made in compliance with the provisions of Regulation S promulgated under the Securities Act. Pursuant to the agreements, we issued 500,000 Units at $1.00 per Unit for a total of $500,000. The Units are subject to certain lockup provisions until 180 days after the commencement of trading of our Class B Common Shares, subject to certain exceptions. Boustead acted as placement agent in this private placement. Pursuant to our engagement letter agreement with Boustead, in addition to payments of a success fee of $35,000, or 7% of the gross amount actually received by the Company in the private placement, and a non-accountable expense allowance of $5,000, or 1% of the gross amount actually received by the Company in the private placement, we agreed to issue Boustead five-year warrants to purchase up to 35,000 Class B Common Shares in aggregate, exercisable on a cashless basis, with an exercise price of $1.00 per share, subject to adjustment.

On March 8, 2024, April 17, 2024, and April 24, 2024, we conducted private placements of Class B Common Shares and entered into certain subscription agreements with a number of (i) accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws or (ii) non-U.S. persons made in compliance with the provisions of Regulation S promulgated under the Securities Act. Pursuant to the agreements, we issued 300,000 Class B Common Shares at $1.00 per share for a total of $300,000. The shares are subject to certain lockup provisions until 180 days after the commencement of trading of our Class B Common Shares, subject to certain exceptions. Boustead acted as placement agent in these private placements. Pursuant to our engagement letter agreement with Boustead, in addition to payments of a success fee of $21,000, or 7% of the total purchase price of the shares sold in the private placement, and a non-accountable expense allowance of $3,000, or 1% of the total purchase price of the shares sold in the private placement, we agreed to issue Boustead five-year warrants to purchase up to 21,000 Class B Common Shares in aggregate, exercisable on a cashless basis, with an exercise price of $1.00 per share, subject to adjustment.

No underwriters were involved in these issuances. Unless otherwise stated above, the above issuances were exempt from registration under the Securities Act as they were issued to (i) “accredited investors” as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and/or Rule 506(b) of Regulation D promulgated thereunder, or (ii) non-U.S. persons made in compliance with the provisions of Regulation S promulgated under the Securities Act.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description
2.1	Share Exchange Agreement between The RoyaLand Company Ltd., RoyaLand Company and the stockholders of RoyaLand Company, dated as of November 28, 2022 (incorporated by reference to Exhibit 2.1 to Form F-1 filed on June 30, 2023)
2.2	Share Purchase Agreement between Mr. Thibault Cazin and Mr. Gaultier Cazin and The RoyaLand Company Ltd., dated as of November 29, 2022 (incorporated by reference to Exhibit 2.2 to Form F-1 filed on June 30, 2023)
3.1	Memorandum of Association of The RoyaLand Company Ltd. (incorporated by reference to Exhibit 3.1 to Form F-1 filed on June 30, 2023)
3.2	Bye-laws of The RoyaLand Company Ltd. (incorporated by reference to Exhibit 3.2 to Form F-1 filed on June 30, 2023)
4.1	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 to Form F-1 filed on June 30, 2023)
4.2	Form of Private Placement Warrant (incorporated by reference to Exhibit 4.2 to Form F-1/A5 filed on April 26, 2024)
5.1	Opinion of Conyers Dill & Pearman Limited regarding the legality of the Class B Common Shares (incorporated by reference to Exhibit 5.1 to Form F-1/A5 filed on April 26, 2024)
10.1	Form of Private Placement Subscription Agreement (incorporated by reference to Exhibit 10.1 to Form F-1 filed on June 30, 2023)
10.2	English translation of Domiciliation Contract for OAPLT Office, dated as of February 17, 2023 (incorporated by reference to Exhibit 10.2 to Form F-1 filed on June 30, 2023)
10.3†	Independent Director Agreement between The RoyaLand Company Ltd. and Alberto Libanori, dated as of April 23, 2024 (incorporated by reference to Exhibit 10.3 to Form F-1/A5 filed on April 26, 2024)
10.4	Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.4 to Form F-1 filed on June 30, 2023)
10.5†	The RoyaLand Company Ltd. 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to Form F-1 filed on June 30, 2023)
10.6†	Form of Share Option Agreement for The RoyaLand Company Ltd. 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.6 to Form F-1 filed on June 30, 2023)
10.7†	Form of Restricted Shares Award Agreement for The RoyaLand Company Ltd. 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 to Form F-1 filed on June 30, 2023)
10.8†	Form of Restricted Share Unit Award Agreement for The RoyaLand Company Ltd. 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.8 to Form F-1 filed on June 30, 2023)
10.9†	Consulting Agreement between The RoyaLand Company Ltd. and Bryan Elbez, dated as of April 27, 2023 (incorporated by reference to Exhibit 10.9 to Form F-1 filed on June 30, 2023)
10.10†	Consulting Agreement between The RoyaLand Company Ltd. and Soheil Raissi, dated as of February 1, 2023 (incorporated by reference to Exhibit 10.10 to Form F-1 filed on June 30, 2023)
10.11	Project Agreement between The RoyaLand Company Ltd. and Neosperience S.p.A., dated as of June 30, 2023 (incorporated by reference to Exhibit 10.11 to Form F-1/A filed on July 24, 2023)
10.12	Form of Private Placement Subscription Agreement for Units (incorporated by reference to Exhibit 10.12 to Form F-1/A5 filed on April 26, 2024)
10.13	Form of Private Placement Subscription Agreement for Shares (incorporated by reference to Exhibit 10.13 to Form F-1/A5 filed on April 26, 2024)
14.1	Code of Ethics and Business Conduct (incorporated by reference to Exhibit 14.1 to Form F-1 filed on June 30, 2023)
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to Form F-1 filed on June 30, 2023)
23.1*	Consent of TAAD LLP
23.2	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1)
24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to Form F-1 filed on June 30, 2023)
107	Filing Fee Table (incorporated by reference to Exhibit 107 to Form F-1/A5 filed on April 26, 2024)

†	Executive compensation plan or arrangement.
*	Filed herewith.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Monte Carlo, Monaco on December 6, 2024.

The RoyaLand Company Ltd.

By:	/s/ Emanuele Filiberto di Savoia
Name:	Emanuele Filiberto di Savoia
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Emanuele Filiberto di Savoia	Chief Executive Officer (Principal Executive Officer) and Director	December 6, 2024
Emanuele Filiberto di Savoia

*	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 6, 2024
Bryan Elbez

*	Executive Chairman and Director	December 6, 2024
Daniel Joseph McClory

*	Director	December 6, 2024
Alberto Libanori

*By:	/s/ Emanuele Filiberto di Savoia
Emanuele Filiberto di Savoia
Attorney-In-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of The RoyaLand Company Ltd. has signed this registration statement or amendment thereto in New York on December 6, 2024.

Cogency Global Inc. Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.